Filed Pursuant to Rule 424(b)(2)
File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series N, Fixed Rate Notes	$2,250,000,000	99.73%	$2,243,925,000	$289,017.54

(1)

The total filing fee of $289,017.54 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 2 dated September 2, 2014

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Fixed Rate Notes

Aggregate Principal Amount Offered:	$2,250,000,000

Trade Date:	September 2, 2014

Original Issue Date (T+5):	September 9, 2014

Stated Maturity Date:	September 9, 2024

Interest Rate:	3.30%

Interest Payment Dates:	Each March 9 and September 9, commencing March 9, 2015, and at maturity

Price to Public (Issue Price):	99.73%, plus accrued interest, if any, from September 9, 2014

Agent Discount (Gross Spread):	0.45%

All-in Price (Net of Agent Discount):	99.28%, plus accrued interest, if any, from September 9, 2014

Net Proceeds:	$2,233,800,000

Benchmark:	UST 2.375% due August 15, 2024

Benchmark Yield:	2.412%

Spread to Benchmark:	+92 basis points

Re-Offer Yield:	3.332%

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$1,800,000,000

Agents (Senior Co-Managers):	ANZ Securities, Inc.	67,500,000
	BB Securities Limited	67,500,000
	BB&T Capital Markets,
	a division of BB&T Securities, LLC	67,500,000
	CIBC World Markets Corp.	67,500,000

	Desjardins Securities Inc.	67,500,000
	TD Securities (USA) LLC	67,500,000

Agents (Junior Co-Managers):	CastleOak Securities, L.P.	11,250,000
	Lebenthal & Co., LLC	11,250,000
	Muriel Siebert & Co., Inc.	11,250,000
	The Williams Capital Group, L.P.	11,250,000

	Total:	$2,250,000,000

Plan of Distribution:

On September 2, 2014, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.28%, plus accrued interest, if any, from September 9, 2014. The purchase price equals the issue price of 99.73% less a discount of 0.45% of the principal amount of the notes.

BB Securities Limited is not a broker-dealer registered with the Securities and Exchange Commission, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Limited intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

Desjardins Securities Inc. is not a U.S. registered broker-dealer, and, therefore, will not effect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGA2

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